Exhibit 99.2

April 16, 2010

Arena Resources, Inc.

6555 South Lewis Avenue

Tulsa, OK 74136

Re:	Initially filed Registration Statement on Form S-4 of SandRidge Energy, Inc. filed on or about April 16, 2010

Gentlemen:

Reference is made to our opinion letter, dated April 3, 2010, with respect to the fairness, from a financial point of view, to the holders (other than holders specified therein) of the outstanding shares of common stock, par value $0.001 per share, of Arena Resources, Inc. (“Arena”), of the merger consideration to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of April 3, 2010, among Arena, SandRidge Energy, Inc. and Steel Subsidiary Corporation.

The foregoing opinion letter was provided for the information and assistance of the board of directors of Arena in connection with its consideration of the transactions contemplated by the above-referenced agreement and plan of merger and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Arena has determined to include our opinion in the above-referenced Registration Statement.

In that regard, we hereby consent to the reference to our opinion letter under the captions “Summary—Matters to be Considered in Deciding How to Vote—Opinions of Financial Advisors—Arena’s Financial Advisor,” and “The Merger—Background of the Merger,” “—Arena’s Considerations Relating to the Merger” and “—Opinion of Arena’s Financial Advisor” and to the inclusion of the foregoing opinion letter as an annex to the proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned version of the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. SECURITIES, INC.

By:	/S/ LANCE GILLILAND
Lance Gilliland
Managing Director

Heritage Plaza  |  1111 Bagby, Suite 5100  |  Houston, Texas 77002 USA  |  713.333.7100  |  www.TudorPickering.com

Tudor, Pickering, Holt & Co. Securities, Inc.  |  Member FINRA/SIPC